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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.     1    )*
                                          ---------


                              Brightpoint, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   109473108
                  --------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 pages

CUSIP No. 109473108                       13G                  Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc.
      I.D. No. 74-1881407

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      State of Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   899,925
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     899,925

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        899,925
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        5.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


        HC
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

                                  SCHEDULE 13G



Item 1(a) NAME OF ISSUER:
          Brightpoint, Inc.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          6402 Corporate Drive
          Indianapolis, IN  46278

Item 2(a) NAME OF PERSON FILING:
          A I M Management Group Inc.

Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
          11 Greenway Plaza, Suite 1919 Houston, Texas  77046

Item 2(c) CITIZENSHIP:
          State of Delaware

Item 2(d) TITLE OF CLASS OF SECURITIES:
          Common Stock, par value $.01 per share

Item 2(e) CUSIP NUMBER:
          109473108

Item 3    TYPE OF REPORTING PERSON:
          Parent Holding Company, in accordance with section
          240.13d-1(b)(ii)(G)

Item 4(a) AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1996:
          899,925 shares of common stock

Item 4(b) PERCENT OF CLASS:
          5.4%

Item 4(c) DEEMED VOTING POWER AND DISPOSITION POWER:
          (i)   sole power to vote or to direct the vote:                N/A
          (ii)  shared power to vote or to direct the vote:              899,925
          (iii) sole power to dispose or to direct the disposition of:   N/A
          (iv)  shared power to dispose or to direct the disposition of: 899,925

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          N/A

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          N/A



                              Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:
                 A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: N/A

Item 9           NOTICE OF DISSOLUTION OF A GROUP:
                 N/A

Item 10          CERTIFICATION:
                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 SIGNATURE:
                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 Date:  February 12, 1997          A I M Management Group Inc.


                                                   /s/ CAROL F. RELIHAN


                                                   Carol F. Relihan
                                                   Vice President, Secretary
                                                   and General Counsel



** Please call Sharon Poessel at (713) 214-1126 with questions regarding this filing.





                              Page 4 of 4 pages